Exhibit 23.1
CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-139058), the Registration Statements on Form S-4 (Nos. 333-140302 and 333-136978) and the Registration Statements on Form S-8 (Nos. 333-139957 and 333-127092) of Allis-Chalmers Energy Inc. of our reports dated March 15, 2007, with respect to the consolidated financial statements and schedule of Allis-Chalmers Energy Inc. as of December 31, 2006 and 2005 and for the years then ended, Allis-Chalmers Energy Inc.’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Allis-Chalmers Energy Inc. as of December 31, 2006, which appear in this Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ UHY LLP
Houston, Texas
March 15, 2007